Exhibit 99.1

FingerMotion Enters Definitive Agreement to Acquire 100% of Newbit Technology Inc., Securing the 9.9 MW County of Newell Powered Site

Definitive share purchase agreement implements the previously announced binding commitment for Brooks Campus #1; cash consideration of US$2.3 million on a cash-free, debt-free basis; closing targeted on or before October 29, 2026

WEST PALM BEACH, Fla., September 29, 2026 (GLOBE NEWSWIRE) — FingerMotion, Inc. (Nasdaq: FNGR) (“FingerMotion” or the “Company”) today announced that it has entered into a definitive Share Purchase Agreement dated as of September 23, 2026 (the “Agreement”) with individual shareholders of Newbit (the “Vendors”) and Newbit Technology Inc. (“Newbit” or the “Target”), a British Columbia corporation extra-provincially registered in Alberta.

Under the Agreement, FingerMotion has agreed to purchase 100% of the issued and outstanding shares of Newbit for a purchase price of US$2,300,000 in cash, exclusive of GST, on a cash-free, debt-free basis, subject to customary leakage and debt adjustments. Newbit holds the surface tenure, development and building permits, pipeline and metering infrastructure, environmental and Alberta Utilities Commission Rule 007 registration, and related rights associated with the Company’s previously disclosed 9.9 MW behind-the-meter site in the County of Newell, Alberta (Brooks Campus #1), identified at approximately 50.469862° N, 111.602257° W.

The Agreement restates and implements the binding memorandum of understanding dated September 8, 2026 and the binding commitment announced by the Company on September 10, 2026. A deposit of US$230,000 was previously paid and is held in trust. A further deposit of US$230,000 is payable on execution of the Agreement. The remaining approximately US$1,840,000 is payable in cash at closing. There is no indemnity holdback or escrow. Closing is targeted for the third business day after satisfaction or waiver of conditions, and in any event on or before the outside date of October 29, 2026.

Included rights and assets at closing (subject to permitted encumbrances)

●	Surface lease of the Site with the Board of Trustees of the Eastern Irrigation District, including renewal and extension rights

●	County of Newell Development Permit 2022055 and associated building and electrical permits

●	Master Road Use Agreement with Canadian Natural Resources Limited

●	Pipeline right of way and gas receipt and delivery infrastructure serving the Site

●	Environmental Protection and Enhancement Act (Alberta) approval and AUC Rule 007 registration in respect of the isolated generating unit at the Site

●	Fixed civil works, foundations, hardstand, drainage, fencing and related site studies

Generating equipment and other movable plant are excluded and are to be removed before closing. The Company is acquiring the Target, and therefore the fixed improvements, on an as-is, where-is basis as to physical condition only. Title, permits, environmental matters and absence of encumbrances remain the subject of the Agreement’s representations, conditions and indemnities.

Gas supply

The prior gas supply agreement relating to the Site has been terminated following cessation of offtake. Newbit and Pivotal Energy Partners have entered into a letter of intent for a new gas supply agreement. Following execution of the Agreement and payment of the further deposit, Newbit is obligated to arrange execution of a new gas supply agreement between Pivotal and FingerMotion (or, at FingerMotion’s election, Newbit) on terms consistent with that letter of intent and otherwise acceptable to FingerMotion, acting reasonably. FingerMotion will be responsible for any deposit or security required under the new gas supply agreement. Execution of the new gas supply agreement, together with Pivotal’s written consent to the change of control, is a condition to FingerMotion’s obligation to close.

Other principal conditions and terms

FingerMotion’s obligation to close is also conditioned on, among other things: written consent of the Eastern Irrigation District to the change of control and any required lease assignment; confirmation that the shares and included assets are free and clear of encumbrances other than permitted encumbrances and that no material adverse effect has occurred; delivery of customary closing instruments; accuracy of representations; and completion of remaining due diligence to FingerMotion’s reasonable satisfaction. Approval of the AUC for any change of generating units is not a closing condition and is FingerMotion’s post-closing responsibility.

The Vendors have agreed to joint and several indemnities, including for pre-closing taxes, financial debt, leakage, title and specified environmental matters arising from the Target’s operations. General representation claims are subject to a US$125,000 deductible and a cap of US$460,000 (20% of the purchase price). Fundamental representations, title, tax, fraud and willful misconduct are uncapped. FingerMotion will not retain a purchase-price holdback.

About FingerMotion, Inc.

FingerMotion, Inc. (Nasdaq: FNGR) is a technology company that, in addition to its historical mobile data and telecommunications platforms, is developing a North American behind-the-meter power and compute program in Alberta. Additional information is available at www.fingermotion.com.

Forward-looking statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding expected closing, timing, consents, a new gas supply agreement, development of the Site, and the Company’s 99 MW Alberta program. Forward-looking statements are subject to risks and uncertainties, including failure to satisfy closing conditions by the outside date of October 29, 2026, forfeiture or return of deposits, counterparty and regulatory risk, physical condition of on-site improvements, commodity and construction risk, financing risk, and the risk that indications of interest do not become binding offtake. The Agreement is an acquisition of shares of a holding vehicle for land, permits and infrastructure; it does not by itself create operating generation or contracted compute revenue. The Company acquires the fixed improvements as-is as to physical condition. Actual results may differ materially. The Company undertakes no obligation to update these statements except as required by law.

Investor contact

FingerMotion, Inc.
Investor Relations
Email: ir@fingermotion.com
Website: www.fingermotion.com